Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated the 2nd day of February, 2005, by and between NEWARK VALLEY OIL & GAS INC. (hereinafter referred to as “Seller”) and ZIER & ASSOCIATES, LTD., (hereinafter referred to as “Buyer”).

WHEREAS, Seller desires to sell, assign and convey to Buyer and Buyer desires to purchase and accept certain oil and gas leasehold interests and related property rights of Seller located in Valley and Phillips Counties, Montana; and

WHEREAS, the parties have reached agreement regarding such sale and purchase.

NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements herein contained, Seller and Buyer agree as follows:

ARTICLE 1. DEFINITIONS

1. Definitions: In this Agreement, capitalized terms have the meanings provided in this Article, unless expressly provided otherwise in other Articles. All defined terms include both the singular and the plural. All references to Articles refer to Articles in this Agreement, and all Exhibits refer to Exhibits attached to and made a part of this Agreement.

“Affiliate” means and includes any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the entity specified. Control means ownership of 50% of the voting stock of such entity.

“Assignment” means an assignment conveying the Properties in the form attached hereto as Exhibit C.

“Business Days” means the days of Monday through Friday, except legal holidays.

“Claim” or “Claims” means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including reasonable attorneys’ fees and costs of arbitration, mediation, investigation or litigation).

“Closing” means the consummation of the conveyance of the Properties from Seller to Buyer.

“Closing Date” means the execution date of this Agreement such that Closing shall occur simultaneously with the execution of this Agreement.

“Effective Time” means 12:01 a.m., Mountain Standard Time, on the Closing Date.

“Environmental Laws” means all Laws which are promulgated, issued or enacted by a governmental entity or tribal authority having appropriate jurisdiction that relate to (a) the prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damage, or (c) the protection of the environment generally, including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended, and analogous state Laws.

“Gulf Coast Agreement” means that certain “Offer to Purchase” by and between Gulf Coast Oil and Gas Company and Howell Spear (jointly as “vendor”), and Newark Valley Oil & Gas Inc., (as “purchaser”), executed by the vendor on December 19, 2001, as terminated in accordance with the terms and provisions of that certain Termination of Offer to Purchase and Agreement to Reduce Overriding Royalty Interest by and among Gulf Coast Oil and Gas Company, Estate of Howell Spear, Deceased; and Newark Valley Oil & Gas, Inc., and ratified therein by Zone Exploration, Inc., John Fredlund, and Zier & Associates, Ltd., dated effective January 24, 2005.

“Laws” means laws, statutes, ordinances, permits, decrees, orders, judgments, rules or regulations (including, without limitation, Environmental Laws) which are promulgated, issued or enacted by a governmental entity or tribal authority having appropriate jurisdiction.

“Permitted Encumbrances” means:

(a)	Preferential purchase rights and consents to assignment and similar contractual provisions encumbering the Properties with respect to which, prior to Closing, (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights have expired without an exercise of such rights;

(b)	All rights to consent by, required notices to, filings with, or other actions by governmental entities (including the Bureau of Land Management) or tribal authorities in connection with the sale or conveyance of the Properties, if the same are customarily obtained subsequent to the transfer of title;

(c)	Rights reserved to or vested in any governmental entity or tribal authority having appropriate jurisdiction to control or regulate the Properties in any manner whatsoever, and all Laws of any such governmental entity or tribal authority;

(d)	Third party easements, rights-of-way, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, canals, ditches, reservoirs, pipelines, utility lines, telephone lines, power lines, railways, streets, roads, alleys, highways and structures on, over and through the Properties, to the extent such rights, interests or structures that are of record as of the date hereof and which do not materially interfere with the operation, value or use of the Properties; and

(e)	The terms of the oil and gas leases and other mineral leases comprising the Properties, to the extent set forth on Exhibit A, as well as the Suspended Leases, and the overriding royalties, net profits interests, production payments and other similar burdens affecting the Leases of record as of October 1, 2004.

“Properties” means:

a. All of Seller’s right, title and interest in, to and under, or derived from, all of the oil and gas leases and other mineral leases described on Exhibit A (the “Leases”), subject only to the overriding royalties and similar burdens set forth on Exhibit A;

b. All interests that Seller may hereafter acquire in Federal oil and gas leases for which Seller made application within the Area of Mutual Interest established under the Gulf Coast Agreement, the issuance of which has been suspended by the Bureau of Land Management, to the extent that such applications are listed on Exhibit “A” attached hereto (as Pre-Sale Offers) and to the extent that such applications are subsequently issued to Applicant (the “Suspended Leases”);

c. all of the presently existing and contracts and agreements pertaining to the Leases, including, without limitation, farmout agreements, farmin agreements, joint operating agreements, surface use agreements, and similar agreements to the extent, and only to the extent, described on Exhibit B (the “Contracts”);

d. all files, records, property tax reports and records, and right-of-way records, surveys, maps, plats, correspondence and other documents and instruments pertaining to the Leases and the other properties described in a., through d., above (the “Records”).

The “Properties” expressly excludes, and Buyer will not acquire, any wells or wellbores, whether or not plugged and abandoned, located on the Leases.

ARTICLE 2. TRANSFER OF THE PROPERTIES

2.1 Purchase and Sale. On the Closing Date and effective as of the Effective Time, and upon the terms and conditions herein set forth, Seller agrees to sell and assign the Properties to Buyer and Buyer agrees to buy and accept the Properties; provided, however, the Suspended Leases shall be assigned to Buyer at the time, if at all, that the Suspended Leases are issued to Applicant.

ARTICLE 3. PURCHASE PRICE AND ACCOUNTING

3.1 Purchase Price. The total consideration paid by Buyer for the Properties shall be an amount equal to One Million One Hundred and Thirty Five Thousand and No/100 Dollars ($1,135,000.00). The Purchase Price shall be paid in accordance with the terms and conditions of the Escrow Agreement attached hereto as Exhibit E. At the time that the Suspended Leases are issued to Applicant and assigned to Buyer, no additional consideration will be due Seller for such Suspended Leases.

3.2 Expenses. Seller shall be and remain responsible for all expenses and related accounts payable arising in the ordinary course of business attributable to the Properties, to the extent they relate to the time prior to the Effective Time. Buyer shall be responsible for the payment of all expenses and related accounts payable arising in the ordinary course of business attributable to the Properties, to the extent they relate to time after the Effective Time.

ARTICLE 4. [Intentionally Omitted]

ARTICLE 5. INDEMNITIES

5.1 Seller’s Retained Obligations. Seller shall remain liable for all Claims, obligations and liabilities relating to, arising out of, or connected, directly or indirectly, with the ownership, use or operation of the Properties pertaining to the period of time before the Closing Date during which Seller owned record title to the Leases, including without limitation, claims relating to (a) injury or death of any person or persons whomsoever, (b) damage to or loss of any property or resources, (c) pollution, environmental damage or violation of Environmental Laws, (d) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or (e) fault imposed by statute, rule, regulation or otherwise (the “Retained Obligations”).

5.2 Seller’s Indemnity Obligation. Seller shall release Buyer from and shall fully protect, indemnify and defend Buyer, its officers, agents, employees and Affiliates, and each of their respective successors and assigns, and hold them harmless from and against any and all Claims arising directly or indirectly out of the Retained Obligations.

5.3 Buyer’s Assumed Obligations. Buyer shall assume all Claims, obligations and liabilities relating to, arising out of, or connected, directly or indirectly, with the ownership, use or operation of the Properties pertaining to the period of time on and after the Closing Date, including without limitation, claims relating to (a) injury or death of any person or persons whomsoever, (b) damage to or loss of any property or resources, (c) pollution, environmental damage or violation of Environmental Laws, (d) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or (e) fault imposed by statute, rule, regulation or otherwise (the “Assumed Obligations”).

5.4 Buyer’s Indemnity Obligation. Buyer shall release Seller from and shall fully protect, indemnify and defend Seller, its officers, agents, employees and Affiliates, and each of their respective successors and assigns and hold them harmless from and against any and all Claims arising directly or indirectly out of the Assumed Obligations.

5.5 Notice and Cooperation. If a Claim is asserted against a party for which the party would be liable under the provisions of this Article, it is a condition precedent to the indemnifying party’s obligations hereunder that the indemnified party gives the indemnifying party written notice of such Claim setting forth full particulars of the Claim, as known by the indemnified party, including a copy of the Claim (if it was a written Claim). The indemnified party shall make a good faith effort to notify the indemnifying party within one (1) month of receipt of a Claim and shall in all events effect such notice within such time as will allow the indemnifying party to defend against such Claim and no later than three (3) calendar months after receipt of the Claim by the indemnified party. The notice of a Claim given hereunder is referred to as a “Claim Notice.” Notwithstanding that written notice is a condition precedent to the indemnifying party’s obligation hereunder, indemnification shall not be denied for failure to provide such written notice through inadvertence, error, omission, or otherwise, unless such failure to provide written notice materially adversely affects the defense against the Claim.

5.6 Defense of Claims.

a. Counsel. Upon receipt of a Claim Notice, the indemnifying party may assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. The indemnified party shall cooperate in all reasonable respects in such defense. If any Claim involves Claims with respect to which Buyer indemnifies Seller and also Claims for which Seller indemnifies Buyer, each party shall have the right to assume the defense of and hire counsel for that portion of the Claim for which it may have liability. The indemnified party shall have the right to employ separate counsel in any Claim and to participate in the defense thereof, provided the fees and expenses of counsel employed by an indemnified party shall be at the expense of the indemnified party, unless otherwise agreed between the parties.

b. Settlement. If the indemnifying party does not notify the indemnified party within the earlier to occur of: (i) time response is due in any litigation matter, or (ii) three (3) calendar months after receipt of the Claim Notice, that the indemnifying party elects to undertake the defense thereof, the indemnified party has the right to defend, at the expense of the indemnifying party, the Claim with counsel of its own choosing, subject to the right of the indemnifying party to assume the defense of any Claim at any time prior to settlement or final determination thereof. In such event, the indemnified party shall send a written notice to the indemnifying party of any proposed settlement of any Claim, which settlement the indemnifying party may accept or reject, in its reasonable judgment, within thirty (30) days of receipt of such notice, unless the settlement offer is limited to a shorter period of time in which case the indemnifying party shall have such shorter period of time in which to accept or reject the proposed settlement. Failure of the indemnifying party to accept or reject such settlement within the applicable time period shall be deemed to be its rejection of such settlement. The indemnified party may settle any matter over the objection of the indemnifying party but shall in so doing be deemed to have waived any right to indemnity therefore as to (and only as to) liabilities with respect to which the indemnifying party has recognized its liability.

ARTICLE 6. SELLER’S REPRESENTATIONS

Seller represents and warrants to Buyer that on the Closing Date:

6.1 Special Warranty of Title. Seller shall warrant and defend the title to the Properties conveyed to Buyer against every person whomsoever lawfully claiming the Properties or any part thereof by, through or under Seller, but not otherwise.

6.2 Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the full authority to conduct business in the jurisdictions where the Properties are located.

6.3 Authorization; Enforcement. (i) Seller has the requisite corporate power and authority to enter into and perform this Agreement and to convey the Properties in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Seller and the consummation by it of the transactions contemplated hereby, including the conveyance of the Properties in accordance with the terms of this Agreement have been duly authorized by all necessary corporate action, and no further consent or authorization of the Seller or its Board of Directors or stockholders is required, (iii) this Agreement has been duly executed and delivered by the Seller, and (iv) this Agreement constitutes the valid and binding obligations of the Seller enforceable against the Seller in accordance with its terms.

6.4 No Conflicts. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby do not and will not (i) result in a violation of the articles of incorporation or by-laws of the Seller or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, lease, indenture, or instrument to which the Seller is a party, or result in a violation of any Federal, state, local, tribal or foreign law, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to the Seller or by which any property or asset of the Seller is bound or affected. The business of the Seller is not being conducted in violation of any law, ordinance or regulation of any governmental entity. Except as set forth in this Agreement, the Seller is not required under Federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or to make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or convey the Properties in accordance with the terms hereof.

6.5 Brokers. Seller has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which Buyer will have any liability.

6.6 Compliance with Laws. Seller’s ownership and use of the Properties has complied in all material ways with applicable Laws.

6.7 Third Party Rights. There are no existing agreements, options, commitments or rights with, to or in any third party to acquire any interests of Seller in any portion of the Properties. Further, Seller does not require any consent or approval of third parties or governmental agencies to enter this Agreement or to consummate the transactions contemplated herein other than consent requirements which under their terms the requisite consent cannot be unreasonably withheld, and other than approvals that are ministerial in nature and ordinarily obtained after Closing.

6.8 Taxes. All taxes assessed and due against the Properties have been paid.

6.9 Absence of Litigation. There is no litigation pending, before any court or regulatory agency, or to Seller’s knowledge, threatened against Seller which, if determined adversely, could result in a material adverse effect upon the value of the Properties or any portion thereof to Buyer, or which could restrain the parties from consummating the transactions contemplated hereunder.

6.10 Leases. The Leases are all valid and in full force, and Seller has complied with all obligations and duties thereunder and has timely made all payments required under the Leases. Seller has not received any demands to release any of the Leases.

6.11 Expenses. Seller has timely paid all rentals, delay rentals, surface damages, easement or right-of-way payments and all operating expenses related to or in connection with the Properties. There are no permits, easements, rights of way, licenses or other similar rights owned or held by Seller related to the ownership, operation or use of the Leases.

6.12 Environmental Conditions and Plugging Liabilities.

(a) The Properties do not include any wells, whether or not shut in or previously plugged and abandoned, for which Buyer will have any obligation, following Closing, to plug, abandon and reclaim, or to re-plug and abandon; and Seller has not received any demands to plug or re-plug any wells located on lands covered by the Leases.

(b) To the best of Seller’s knowledge, no investigation or review is pending or threatened against Seller by any governmental authority under any applicable Environmental Law in connection with the operation, ownership or use by Seller of the Properties.

(c) Seller has not generated, used, stored or disposed of Hazardous Substances in the operation of the Properties. “Hazardous Substance” means any petroleum product, contaminant, pollutant, dangerous substance, toxic substance, hazardous material, waste, hazardous waste or hazardous chemical as may be defined by Environmental Law or any other substance that is declared or defined to be hazardous under or pursuant to Environmental Law.

(d) To the best of its knowledge, Seller has provided Buyer with true and correct copies of all environmental reports or assessments with respect to compliance by Seller with Environmental Laws prepared by or on behalf of Seller.

6.13 Contracts. With respect to the Contracts and to the best of Seller’s knowledge, (a) all are in full force and effect; (b) all payments due thereunder have been made by Seller; (c) Seller is not in breach or default thereunder, and no event, condition or occurrence exists which after notice or lapse of time, or both, would constitute a breach or default under a Contract; and (d) neither Seller nor any other party thereto has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Contract.

6.14 Compliance with Laws. To the best of its knowledge, Seller has owned and operated the Properties in material compliance with all applicable Laws.

EXCEPT FOR THE SPECIAL WARRANTY OF TITLE PROVIDED IN THIS AGREEMENT, AND EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN OTHER INSTRUMENTS DELIVERED AT CLOSING, BUYER UNDERSTANDS AND AGREES THAT THE PROPERTIES ARE SOLD “AS IS” AND “WHERE IS,” WITH ALL FAULTS AND DEFECTS, WITHOUT RECOURSE BY BUYER, ITS SUCCESSORS AND/OR ASSIGNS, AGAINST SELLER AND WITHOUT COVENANT, REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY WHATSOEVER, AND WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING CLAUSE, SELLER EXPRESSLY DISCLAIMS AND NEGATES (A) ANY IMPLIED AND EXPRESS WARRANTY OR FITNESS FOR A PARTICULAR PURPOSE AND (B) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY.

ARTICLE 7. BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller that on the Closing Date:

7.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Montana and has all requisite partnership power and authority to own and lease the Properties. Buyer is duly licensed or qualified to do business and is in good standing in all jurisdictions in which the Properties are located.

7.2 Authorization; Enforcement. (i) The Buyer has the requisite corporate power and authority to enter into and perform this Agreement in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Buyer and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Buyer or its Board of Directors or stockholders is required, (iii) this Agreement has been duly executed and delivered by the Buyer, and (iv) this Agreement constitutes the valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms.

7.3 No Conflicts. The execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby do not and will not result in a violation of the articles or incorporation or by-laws of the Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, lease, indenture, or instrument to which the Buyer is a party, or result in a violation of any Federal, state, local, tribal or foreign law, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to the Buyer.

7.4 Brokers. Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement which would be binding on Seller.

7.5 Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Properties and the value thereof. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely the express representations and warranties of Seller contained in this Agreement and in instruments to be delivered at Closing, and on the basis of its own independent due diligence investigation.

7.6 Termination of Offer to Purchase and Agreement to Reduce Overriding Royalty Interest. At Closing, Buyer expressly agrees to be bound by the provisions, representations, covenants and obligations set forth in the Termination of Offer to Purchase and Agreement to Reduce Overriding Royalty Interests.

ARTICLE 8. ADDITIONAL AGREEMENTS

8.1 Records. At Closing Seller shall furnish to Buyer all Records; provided, however, Seller shall be entitled to retain copies of any or all such Records and to retain as long as needed, the originals of any Records required in connection with litigation or other proceedings pending or threatened against Seller or the Properties as of the Closing Date. In the event Seller is required to retain originals hereunder, copies of such Records will be furnished to Buyer. The originals of any and all Records retained by Seller shall be furnished to Buyer within thirty (30) Days after Seller’s need for said Records ceases.

8.2 Non-Compete. Upon Closing and for the period from the Closing through December 19, 2006, Seller, for itself and its Affiliates, agrees not to negotiate or solicit for, or attempt to acquire, or acquire, directly or indirectly any oil and gas leasehold, working interest, mineral interest or other ownership, or any rights to acquire any of the foregoing located in Valley and Phillips Counties, Montana.

ARTICLE 9. THE CLOSING

9.1. Closing. Closing shall be held in the office of the Seller in accordance with the attached Escrow Agreement or any other location as mutually agreed in writing by Seller and Buyer.

9.2 Obligations at Closing. At Closing, unless waived by Buyer, the following:

(a) Seller and Buyer shall execute and deliver this Agreement and execute, acknowledge and deliver one or more Assignment and deliver the Assignment(s) to the Escrow Agent under the Escrow Agreement attached as Exhibit E; and Seller and Buyer shall execute any necessary forms required by any governmental agency in connection with the transfer of ownership of the Properties, which forms shall be jointly prepared by Seller and Buyer, and Buyer shall file the same promptly following Closing

(b) Upon fulfillment of the conditions set forth in the Escrow Agreement, Buyer shall cause the Escrow Agent to pay Seller the Purchase Price in immediately available funds by wire transfer in accordance with the attached Escrow Agreement;

(c) Seller shall deliver to Buyer exclusive possession of the Properties;

(d) Seller shall execute and deliver to Buyer a Non-Foreign Affidavit substantially in the form of Exhibit D;

(e) Seller shall furnish Buyer with true and correct copies of resolutions of the Board of Directors of Newark Valley Oil & Gas, Inc., authorizing , Far East Energy Corporation (as the sole shareholder of Newark Valley Oil & Gas, Inc.) to approve the sale of the Properties by Newark Valley Oil & Gas, Inc., under this Agreement; together with an opinion of counsel to Seller in form reasonably satisfactory to Buyer, that Seller has the authority to enter into this Agreement and consummate the transactions contemplated herein;

(f) Seller shall deliver executed copies of (i) the Termination of Offer to Purchase and Agreement to Reduce Overriding Royalty Interest by and among Gulf Coast Oil and Gas Company, Estate of Howell Spear, Deceased; and Newark Valley Oil & Gas, Inc., and ratified therein by Zone Exploration, Inc., John Fredlund, and Zier & Associates, Ltd., dated effective January 24, 2005; and (ii) the Termination of Finder’s Fee Agreement among DMD Investments, Inc., Far East Energy Corporation and Zier & Associates, Ltd.; and

(g) Seller and Buyer shall execute such other instruments or documents as either may reasonably request.

ARTICLE 10. MISCELLANEOUS

10.1 Notices. All notices and other communications required, permitted or desired to be given hereunder must be in writing and sent by U.S. mail or overnight courier service, properly addressed as shown below, and with all postage and other charges fully prepaid or by hand delivery or by facsimile transmission. Date of service by mail and hand delivery is the date on which such notice is received by the addressee and by facsimile is the date sent (as evidenced by fax machine confirmation of receipt), or if such date is not on a Business Day, then on the next date which is a Business Day. Each party may change its address by notifying the other party in writing.

If to Seller:	Newark Valley Oil & Gas, Inc.
Mr. Bruce N. Huff
400 North Sam Houston Parkway East, Suite 205
Houston, Texas 77060
Telephone: 1-832-598-0470
Fax:1-832-598-0479
If to Buyer:	Zier & Associates, Ltd.
Ms. Nancy C. Zier
2916 Lohof Drive, Billings, MT 59102
Telephone: (406) 256-6592
Fax: (406) 252-3265

10.2 Conveyance Costs. Buyer shall be solely responsible for filing and recording documents related to the transfer of the Properties from Seller to Buyer and for all costs and fees associated therewith, including filing the assignment of the Properties with appropriate federal, state, local and tribal authorities as required by applicable Law. Within thirty (30) Days after Closing, Buyer shall furnish Seller with all recording data and evidence of all required filings.

10.3 Brokers’ Fees. Neither party has retained any brokers, agents or finders and none are Affiliated with either party or authorized to act on behalf of either party in this matter. Each party agrees to release, protect, indemnify, defend and hold the other harmless from and against any and all Claims with respect to any commissions, finders’ fees or other remuneration due to any broker, agent or finder claiming by, through or under such party.

10.4 Further Assurances. From and after Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Buyer reasonably may request to more effectively put Buyer in possession of the Properties. If any of the Properties are incorrectly described, the description shall be corrected upon proof of the proper description.

10.5 Survival of Representations and Warranties. The provisions of Article 5, Article 8 and Article 10 and all representations and warranties contained in this Agreement shall expressly survive the Closing and delivery of the Properties. The parties have made no representations or warranties, except those expressly set forth in this Agreement.

10.6 Amendments and Severability. No amendments or other changes to this Agreement shall be effective or binding on either of the parties unless the same shall be in writing and signed by both Seller and Buyer. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

10.7 Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

10.8 Headings. The titles and headings set forth in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

10.9 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of Montana, excluding any choice of law rules which may direct the application of the Laws of another jurisdiction.

10.10 No Partnership Created. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

10.11 Public Announcements. Neither Seller nor Buyer (including any of its affiliates in either case) shall issue a public statement or press release with respect to the transaction contemplated herein (including the price and other terms) without the prior written consent of the other party, except as required by Law or listing agreement with a national security exchange and then only after prior consultation with the other party.

10.12 No Third Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than Seller or Buyer or their successors and assigns to any claim, cause of action, remedy or right of any kind whatsoever.

10.13 Not to be Construed Against Drafter. The parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment, including expressly but without limitation the waivers and indemnities contained in this Agreement. Based on said review and consultation, the parties agree with each and every term contained in this Agreement. Based on the foregoing, the parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

10.14 Entire Agreement. This Agreement together with the agreements and documents executed in connection herewith contains the entire understanding of the parties with respect to the matters covered hereby and supersedes all prior negotiations, understandings, letters of intent and agreements (whether oral or written) between the parties relating to the subject matter hereof, and except as specifically set forth herein, neither the Buyer nor the Seller makes any representation, warranty, covenant or undertaking with respect to such matters.

10.15 Conspicuousness of Provisions. The parties acknowledge that the provisions contained in this Agreement that are set out in “bold” satisfy the requirement of the express negligence rule and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

10.16. Execution in Counterparts. This Agreement may be executed in counterparts, which shall when taken together constitute one (1) valid and binding agreement.

The parties have executed this Agreement on the day and year first set forth above.

Buyer:
ZIER & ASSOCIATES, LTD.

By: _/s/ Nancy C. Zier

Nancy C. Zier, President

Seller:
NEWARK VALLEY OIL & GAS, INC.

By: _/s/ Bruce N. Huff

Bruce N. Huff, Chief Financial Officer

Far East Energy Corporation, a corporation existing under the laws of the State of Nevada and the sole shareholder of the Seller, hereby irrevocably and unconditionally guarantees to Buyer the full and punctual payment and performance by Seller of its obligations under this Agreement. This shall be a guaranty of payment, not of collection.

FAR EAST ENERGY CORPORATION

By: _/s/ Bruce N. Huff

Bruce N. Huff, Chief Financial Officer